Exhibit 5

LUSE GORMAN POMERENK & SCHICK

A Professional Corporation

Attorneys at Law

5335 WISCONSIN AVENUE, N.W., SUITE 400

Washington, D.C. 20015

TELEPHONE (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

writer’s direct dial number	writer’s e-mail

(202) 274-2000

June 29, 2006

The Board of Directors

Ben Franklin Financial, Inc.

14 N. Dryden Place

Arlington Heights, Illinois 60004

Re:	Ben Franklin Financial, Inc.
Common Stock Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of Ben Franklin Financial, Inc. (the “Company”) Common Stock, par value $0.01 per share (“Common Stock”). We have reviewed the Company’s Charter, Registration Statement on Form SB-2 (the “Form SB-2”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form SB-2, the Common Stock, when sold pursuant to the Company’s prospectus and the Ben Franklin Bank of Illinois Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, will be legally issued, fully paid and non-assessable.

This Opinion has been prepared in connection with the Form SB-2. We hereby consent to our firm being referenced under the caption “Legal and Tax Matters,” and for inclusion as an exhibit to the Registration Statement on Form SB-2.

Very truly yours,
/s/ Luse Gorman Pomerenk & Schick

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION